EXHIBIT 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to us under the caption “Experts” in this Registration Statement on Form SB-2 and related Prospectus of Charys Holding Company, Inc. and to the incorporation of our report dated February 7, 2007 on the financial statements of Cotton Holdings 1, Inc. and Subsidiaries appearing in the Prospectus, which is part of this Registration Statement.

MELTON & MELTON, L.L.P.
/s/ Melton & Melton, L.L.P.

Houston, Texas
April 30, 2007